January 17, 2024

AQR Capital Management, LLC

One Greenwich Plaza, Suite 130

Greenwich, CT 06830

Investment Advisory Agreement For Subadviser

(Embark Cayman Fund I Ltd)

Dear Sir or Madam:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, 34th Floor, Chicago, Illinois 60606, is the investment adviser to Embark Cayman Fund I Ltd (the “CFC”). The Fund has been incorporated under the laws of the Cayman Islands to enable the Embark Commodity Strategy Fund (the “Harbor Fund”) to gain exposure to certain types of commodity-linked derivative instruments. The Harbor Fund is a series of Harbor Funds II, a U.S. registered investment company, and the Fund is a wholly owned subsidiary of the Harbor Fund. AQR Capital Management, LLC (“you”, “your” or “yourself”) serves as sub-investment adviser to the Harbor Fund. The Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth herein (the “Agreement”). You are willing to act as such a sub-investment adviser and to perform such services under the Agreement. Accordingly, the Adviser and the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	The Certificate of Incorporation of the Fund;

(b)	The Memorandum and Articles of Association of the Fund as in effect on the date hereof (the “Organizational Documents”); and

(c)	Resolutions of the Board of Directors of the Fund selecting you as sub-investment adviser and approving the form of this Agreement.

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

2.

Advisory Services. Subject to the oversight of the Board of Directors and the Adviser, you will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you (with subsequent references to “Fund” with respect to your obligations hereunder to refer only to the portion of the Fund allocated by the Adviser to you), which advice shall be consistent with the Organizational Documents, as amended or supplemented, and any investment guidelines or other instructions received in writing by you

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

from the Adviser; provided that the Adviser shall provide you with reasonable advance notice of any change to investment objectives, policies, and limitations. The Board of Directors or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You are hereby granted the authority, with respect to the portion of the Fund’s assets allocated to you, to (i) determine what securities and other financial instruments shall be purchased for such portion of the Fund’s assets, what securities and other financial instruments shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, and (ii) place purchase and sell orders for investments and for other related transactions with respect to such portion of the Fund’s assets, subject always to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and other provisions of the Fund’s Organizational Documents, as amended or supplemented, or any investment guidelines or other instructions received by you in writing from the Adviser, and subject, further, to such reasonable policies and instructions as the Adviser and/or Board of Directors may from time to time establish and deliver to you.

For the avoidance of doubt, notwithstanding the foregoing or anything else contained in this Agreement, you shall not be required to comply with any requirements related to an Organizational Document, investment objectives, policies, restrictions, guidelines, procedures, or instructions of the Fund, Board of Directors or Adviser, nor any amendment thereto, or any such requirements related to new policies, procedures or guidelines of the Fund, Board of Directors, or Adviser, unless the Adviser notifies you in writing of and provides you with a reasonable amount of time to implement, such requirements and such requirements do not cause (i) you to breach any legal, tax or regulatory requirement applicable to you as a sub-investment adviser to the Fund, and/or (ii) any loss, damage, liability, or competitive disadvantage to any other fund or account managed by you.

You are authorized, as agent of the Fund, to give instructions to the Fund’s custodian with respect to portion of the Fund allocated to you by the Adviser in order to carry out your duties under the terms of this Agreement.

In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser. In addition, you are authorized to negotiate, execute and acknowledge (all as the case may be) brokerage contracts, futures account agreements, ISDA Master Agreements, derivatives agreements, equity prime brokerage agreements, risk disclosure and other agreements on behalf of the Fund with brokers, dealers, futures commission merchants, banks or other agents or counterparties (each, a “Broker” for purposes of this paragraph) and perform such functions as you consider reasonable, necessary, or convenient in order to carry out the purposes of this Agreement. The Fund understands it will be bound by the terms of agreements executed by you on the Fund’s behalf to the same extent as if the Fund had executed such agreement directly. Under most such agreements, a Broker is generally granted a lien on, and a right to set off against, any of the Fund assets held in other accounts of the Fund maintained by such Broker, if any, in order to satisfy any indebtedness arising out of the trading activity, and the Broker has the right to liquidate the Fund’s account in the event of a default. The Fund will remain liable for any amounts owed to a Broker including any debit balances, losses, or other amounts due as a

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

result of you trading on the Fund’s behalf, including commissions, subject to Section 6 hereof. You may establish accounts in the name of the Fund and place orders for the execution of transactions in accordance with Fund’s investment policies and objectives with or through any Broker that you may select in your own reasonable discretion (consistent with your broker selection procedures) and without notice to the Adviser or the Fund, provided that you will not execute transactions through Brokers that the Adviser has instructed you may not be used for the Fund (“Restricted Brokers”). Such Brokers are authorized to act on instructions from you, including, but not limited to instructions with respect to transferring money, securities, or other property between accounts held by such Broker or elsewhere on behalf of the Fund and to instruct the receipt or delivery of securities or property on behalf of the Fund. Brokers may rely on instructions from you until they have received written notice of the Adviser’s or Fund’s revocation, provided, however, that such revocation shall not be effective with respect to open positions or outstanding orders submitted by you but not yet executed. In order to meet margin or collateral requirements for futures, forwards, other derivative instruments or prime brokerage agreements, you may direct payments of cash, cash equivalents, and securities and other property into segregated accounts or FCM accounts established hereunder as you reasonably deem appropriate, provided that your actions are in accordance with the terms of this Agreement, the Investment Company Act and the rules and regulations thereunder.

In the event the Adviser wishes to instruct you with respect to any Restricted Broker or to restrict securities otherwise eligible under the Organizational Documents (“Restricted Securities”) from being traded in or for the Fund, a list of such Restricted Brokers and Restricted Securities (a “Restricted List”) shall be sent in a format mutually agreed upon to you at AQRClientRestrictedLists@aqr.com. You shall not be responsible for compliance with a Restricted List unless such Restricted List has been sent to the e-mail address described above in this section or communicated through a process mutually agreeable to the parties.

In furtherance of the foregoing, the Adviser hereby appoints you as the Fund’s agent and attorney-in-fact with full power and authority to do and perform every act necessary and appropriate to manage the Fund account in accordance with this Agreement. The Adviser represents that (i) it has full power and authority, under any applicable laws or other requirements, to appoint you as provided in this Agreement, and (ii) you may rely on such representation to the fullest extent necessary to perform its services under this Agreement. This power of attorney is a continuing power and shall remain in full force and effect as long as you act as sub-investment adviser of the Fund.

You shall have no responsibility for actions taken in reliance on the Organizational Documents; the Fund’s written investment objectives and policies; and written instructions, each as in effect from time to time. You will use reasonable efforts to conform your conduct to, and manage the portion of the Fund’s assets allocated to you to comply with, the applicable provisions of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and all applicable rules and regulations thereunder, all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Organizational Documents, as amended or supplemented.

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

The Board has delegated to you discretionary authority to exercise voting rights with respect to all proxies solicited by or with respect to the issuers of securities and other investments in the portion of the assets of the Fund managed by you. You shall be responsible for the administration of the proxy voting process and exercise these voting rights or refrain from voting in accordance with your then-current proxy voting policy, procedures and/or guidelines, as provided to us from time to time and in accordance with your fiduciary responsibilities. The Adviser and the Fund acknowledge and agree that you may, in your sole discretion, engage a third-party proxy voting service in respect of the assets of the Fund allocated to you. You are authorized to instruct the Fund’s custodian(s) as necessary in order for you to receive proxies and shareholder communications relating to securities held in the portion of the Fund’s assets managed by you. You will maintain appropriate records detailing your voting of proxies on behalf of the Fund and, upon the Adviser’s reasonable request, will provide a report setting forth the names of the issuers, proposals voted on, how the Fund’s shares were voted and your resolution of any conflicts of interest. You will not be responsible for voting proxies if you or your designee have not received such proxies or related shareholder communications on a timely basis.

You shall maintain written compliance policies and procedures in accordance with the requirements of Rule 206(4)-7 under the Investment Advisers Act. You agree to provide the Fund and the Adviser with such reports and certifications, provided that such reports and certifications relate only to your obligations hereunder, and with such access to your officers and employees, in each case as the Fund or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser promptly upon detection of any material breach at the time of purchase of any of the Fund’s policies, guidelines, or procedures and of any material violation of any applicable law or regulation relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally, such as when the violation could be considered material to your advisory clients. For the avoidance of doubt, if by reasons of market movements, corporate actions, contributions to or withdrawals from the portion of the Fund allocated to you, a change in the nature of any investment (whether through change in business activity or credit rating) or any applicable law, or other events outside your control, the Fund ceases to comply with such policies, guidelines, or procedures, you will undertake reasonable efforts to remedy the non-compliance as soon as practicable after you becomes aware of the non-compliance. If remedied in accordance with this paragraph, or if the Adviser agrees in writing that you are not required to remedy all or part of the non-compliance, the non-compliance will not constitute a breach of this Agreement.

You shall keep the Fund’s books and records to be maintained by you and, upon reasonable request, shall timely furnish to the Adviser the information relating to your services hereunder needed by the Adviser to keep other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly upon request and without any charge to the Fund any of such records required to be maintained by you, except that you may retain copies of such documents as may be required by applicable law.

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

Upon reasonable request from the Adviser, you will reasonably assist the Fund in valuing securities or other financial instruments of the Fund as may be requested from time to time by making available information of which you have knowledge related to the securities or other financial instruments being valued. For the avoidance of doubt, your obligations hereunder are to assist the Adviser and Fund only, and under no circumstances shall you be responsible or liable for liabilities arising from the valuation or pricing of securities, instruments, or other assets of the Fund.

You shall as soon as reasonably practicable provide the Fund and the Adviser with any information you receive regarding class action claims or any other legal matters involving any security or other financial instrument held in the Fund and shall cooperate with the Fund and the Adviser to the extent necessary for the Fund or the Adviser to pursue and/or participate in any such action or matter. You shall have no responsibility for filing claims on behalf of the Adviser or the Fund with respect to any such actions. Your responsibility with respect to such matters solely shall be to comply with the foregoing obligations specified in this paragraph.

You shall not be responsible for the preparation or filing of any reports required of the Fund, Adviser, or the Adviser with respect to the Fund by any governmental or regulatory agency, except as expressly agreed to in writing. In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund or of the Adviser. You will make your officers and employees available to meet with the Fund’s Board of Directors or Adviser’s officers, upon reasonable request and reasonable notice, to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions. You will cooperate with the Fund’s independent public accountants and take all reasonable action in the performance of services and obligations under this Agreement to make available to such accountants the information regarding the Fund reasonably requested by such accountants relating to the scope of their audit.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association.

You may not delegate to any person, including to one or more companies that you control, are controlled by, or are under common control with, or to specified employees of any such companies, any of your duties under this Agreement without the prior written consent of the Adviser.

3.

Allocation of Charges and Expenses. You will bear your own costs of providing services required hereunder. You will not be required to pay any expenses of the Fund. All other expenses not specifically assumed by you hereunder are borne by the Fund or Adviser, including but not limited to: (i) brokerage and custodial fees, commissions and handling charges, transfer fees, registration and regulatory reporting costs, fees of corporate action or other Fund service providers (as applicable), and other expenses and fees arising out of securities transactions to which the Fund is a party, (ii) taxes payable in relation to all transactions, assets, income and profits with respect to the Fund; and (iii) any other investment-related expenses.

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

4.

Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Organizational Documents by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

5.

Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of securities and other financial instruments for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of securities and other financial instruments by the Fund, other than the compensation provided for in this Agreement, except as permitted by applicable law and approved by the Board of Directors. You are authorized to instruct the Fund’s custodian to carry out all transactions authorized by this Agreement with respect to the portion of the Fund’s assets allocated to you by the Adviser. You or your agent shall arrange for the placing of all orders for the purchase and sale of securities and other financial instruments for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed to seek for the Fund the most favorable execution reasonably available in accordance with your “Best Execution Policy”. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized, consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, to place orders for the purchase and sale of securities and other financial instruments for the Fund with such certain brokers if you determine, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or your overall responsibilities with respect to the Fund, subject to review by the Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Prior to issuing any instruction to you that either (i) limits your ability to select brokers and/or dealers for the Fund or (ii) mandates specific brokers and/or dealers to be used for the Fund, the Adviser will consult with you to ensure you are able to implement such instruction.

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

You will advise the Fund’s custodian and the Adviser, upon reasonable request and as soon as reasonably practicable, of each purchase and sale of a security and other financial instrument, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Fund or the Adviser may reasonably request, you will furnish to the Fund’s officers and to each of its Directors reports on portfolio transactions and reports on issues of securities and other financial instruments held in the portfolio, all in such detail as the Fund or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security or other financial instrument to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be sold or purchased in such a manner as you consider to be equitable and consistent with your fiduciary obligations to the Fund and such other clients. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients. The Adviser understands and acknowledges that, because of the prevailing trading activity and the requirements of this Agreement, it may not be possible to receive the same price or execution on the entire volume of securities purchased or sold on behalf of the Fund account and the other funds or accounts managed by you, and you shall have no obligation to provide for the execution of trades allocated to the Fund and trades allocated to other funds or accounts managed by the you in any specific order. To the extent that you decide to aggregate client orders for the purchase or sale of investments for the Fund account, you shall do so in a fair and equitable manner and shall not receive any additional compensation or remuneration as a result of such aggregation. It is understood you provide investment advisory services to numerous other investment advisory clients, including but not limited to other funds, and may give advice and take action which may differ from the timing or nature of action taken by you with respect to the Fund. Nothing in this Agreement shall impose upon you any obligations other than those imposed by law to purchase, sell, or recommend for purchase or sale, with respect to the Fund, any security which you or your officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

To the extent you engage in block trades in futures and other derivatives, you agree to fulfill any relating notification requirements with respect to the Fund under applicable requirements of the Commodity Futures Trading Commission (“CFTC”).

6.

Limitation of Liability of Subadviser. Neither you nor your officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Adviser, the Fund, and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any fiduciary and/or other person with respect to the Fund. In addition, neither you nor your officers, directors, employees, affiliates, agents or controlling shall be liable for any act, omission, error of judgment, or mistake of law (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Adviser, the Fund and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

protect you against any liability to the Fund to which you might otherwise be subject arising as a result of any willful misfeasance, bad faith or gross negligence in the performance of your duties or the reckless disregard of your obligations and duties under this Agreement. Under no circumstances shall any party hereto be liable to another for special, punitive, incidental or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages. No warranty is given by you as to the performance or profitability of the Fund or that any objectives set out in the Organizational Documents or any investment guidelines will be successfully achieved.

7.	Representations and Warranties.

(a)

The Fund represents and warrants to you that: (i) the retention of you as a sub-investment adviser as contemplated by this Agreement is authorized by the Organizational Documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which either the Fund or its property is bound, whether arising by contract, operation of law, or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Fund and when executed and delivered by the Adviser, on behalf of the Fund (and assuming due execution and delivery by you), will be the legal, valid, and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); and (iv) it has received a copy of your Form ADV Part II, as most recently filed with the U.S. Securities and Exchange Commission.

(b)

The Adviser represents and warrants to you that: (i) the execution, delivery and performance of this Agreement does not violate any obligation by which it or its property is bound, whether arising by contract, operation of law, or otherwise; (ii) this Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser (and assuming due execution and delivery by you) will be the legal, valid, and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); and (iii) it has received a copy of your Form ADV Part II, as most recently filed with the U.S. Securities and Exchange Commission.

(c)	The Fund and the Adviser each hereby acknowledge, represent and warrant that:

i.

You intend to treat the Fund as an “exempt account” under CFTC Regulation 4.7(c) under the Commodity Exchange Act (“CEA”) and need to verify certain information in order for you to claim relief from the disclosure and certain recordkeeping provisions of the CEA. Accordingly, the Adviser and Fund hereby represent that the Fund is a “qualified eligible person” under CFTC Regulation 4.7 (“Qualified Eligible Person”). The Adviser and Fund agree to furnish you with such financial information as you may request to confirm the Fund’s status (or continuing status) as a Qualified Eligible Person and to inform you promptly if the Fund loses its status as a Qualified Eligible Person;

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

ii.	Each consents to the Fund being treated as an “exempt account” within the meaning of CFTC Regulation 4.7(c);

iii.

With respect to each of the Adviser and the Fund (a) it is registered as required with the CFTC as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of NFA), (b) it is excluded or exempt from such registration requirements and has made all required filings relating thereto, or (c) it is not required to be registered in any capacity with the CFTC or to be a member of NFA because it does not engage in any activity that comes within the definition of any of the registration categories in clause (a) of this section;

iv.

Each will provide you with reasonable advance notification (in no event less than 30 days) of any decision by the Adviser or Fund to (a) register and operate as a commodity pool operator on behalf of the Fund, if the Adviser or Fund had previously claimed an exclusion or exemption from registration as a commodity pool operator on behalf of the Fund, or (b) operate the Fund under an exclusion or exemption from registration with the CFTC, if the Adviser or Fund had registered as a commodity pool operator on behalf of the Fund;

v.

Neither the Adviser, nor Fund, nor any person controlling, controlled by, or under common control with them, nor any person having a beneficial interest in them, is known by the Adviser or Fund, after reasonable inquiry, to be (i) a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, or (ii) a foreign shell bank (a bank without a physical presence in any country);

vi.	vi. Neither the Adviser nor Fund is a senior foreign political figure, or an immediate family member or close associate of a senior foreign political figure; and

vii.	vii. Neither the Adviser’s nor Fund’s assets were derived from illegal activities.

(d)	You represent and warrant that:

i.	You are an investment adviser registered under the Investment Advisers Act;

ii.

You are or will be registered as a Commodity Trading Advisor (“CTA”) and a Commodity Pool Operator (CPO) under the Commodity Exchange Act with the CFTC and the National Futures Association (NFA), or are not required to register pursuant to an applicable exemption;

iii.

You are a limited liability company duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets, perform your obligations under this Agreement, and to carry on your business as it is now being, and to be, conducted;

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

iv.

The execution, delivery and performance of this Agreement are within your powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on your part for the execution, delivery and performance of this Agreement, and your execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) your governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon you;

v.

You will maintain insurance coverage in such amounts considered commercially reasonable and appropriate under current industry practice for an investment adviser of your size and business model, as such may change from time to time, and will provide the Adviser with notification as soon as reasonably practicable of any materially adverse changes to or cancellation of such coverage; and

vi.

You will notify the Adviser and the Fund as soon as reasonably practicable if you suffer a material adverse change in your business that would materially impair your ability to perform your relevant duties for the Fund.

8.

Duration and Termination of this Agreement; Survival. This Agreement shall remain in force until terminated. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Directors, by vote of the Harbor Fund as sole shareholder of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 202(a) of the Investment Advisers Act (particularly the definition of “assignment”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the SEC by any rule, regulations or order. The provisions of paragraphs 6, 10 and 13 shall survive the termination of this Agreement.

9.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles.

11.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Fund nor the Directors shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as none of the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Fund) and their respective successors and permitted assigns.

12.

Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor Funds II with respect to transactions by the Fund in securities or other financial instruments.

13.

Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser or is otherwise required by law. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own or your affiliates’ (or your respective directors, officers and employees) benefit to the detriment of the Fund. If you are requested or required by law to disclose any confidential information by any regulatory authority or pursuant to an order of a court or a facially valid administrative, legislative or other subpoena, then you shall, to the extent you are legally permitted to do so, promptly notify the Adviser of the request to allow the Adviser the opportunity to legally contest or limit the scope and terms of any such disclosure required by law. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, (i) all information, data, trading and order execution strategies and methodologies, and materials related to the investment strategy that you provide to the Fund pursuant to this Agreement, (ii) your investment models, investment factors, and investment and trading processes used by you on behalf of the Fund, and (iii) any models, investment factors, and investment and trading processes based upon or derived from those used by you on behalf of the Fund, including any improvements thereto made in the course of your tenure as sub-investment adviser to the Fund, is considered your proprietary information and may be used by you in your sole discretion.

The Adviser and Fund agree that any information supplied by you, including the foregoing, which is not otherwise in the public domain, in connection with the performance of your duties hereunder (“Sub-Adviser Confidential Information”) shall be treated as confidential and for use only by the Fund, the Adviser, or their Representatives (as defined below) in connection with the operation and management of the Fund. For the avoidance of doubt, such “Sub-Adviser Confidential Information” shall include any such confidential or proprietary information shared by you to the Fund or Adviser pursuant to a non-disclosure agreement prior to the execution of this Agreement. The Adviser and Fund agree that Sub-Adviser Confidential Information shall not be disclosed to any third-parties without your consent except (i) as required by law, rule or regulation or (ii) with respect to disclosure to the Adviser’s and/or Fund’s directors, officers,

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

employees, attorneys, and accountants (collectively, “Representatives”) who have a need to know such Sub-Adviser Confidential Information in connection with this Agreement. The Adviser and the Fund agree to remain responsible for the actions of its Representatives and the observation of the confidentiality and non-use obligations provided herein by its Representatives.

A party shall immediately advise the other party if it learns of any unauthorized use or disclosure of the other party’s information protected under the terms of this Section 13.

14.

Use of Names.    Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party.

Notwithstanding the foregoing, you agree that for so long as the Fund remains in existence and you serve as subadviser to the Fund, the Adviser shall have a non-exclusive, non-transferable, royalty-free license to reproduce, distribute, publicly display or otherwise use your name, including any short form thereof, logo or other identifying mark, and trade name (collectively, the “Licensed IP”) on its website and in advertising, promotional and marketing materials for the Harbor funds (collectively, “Materials”), subject to the terms of this paragraph 14.

The Adviser will be permitted to use the Licensed IP in any Materials solely for the purpose of identifying you as the subadviser to the Fund or including you in a listing of entities that serve as subadvisers to the series of the Harbor funds, without your prior approval. With respect to all other Materials, the Adviser’s use of the Licensed IP will be subject to your prior review and approval of a sample of such Materials, and you agree to use reasonable efforts to review such samples of Materials within five business days of their receipt. Following your review and approval of a sample of any Materials containing the Licensed IP, the Adviser will thereafter be permitted to modify such Materials (and use such modified Materials), without your approval, including, without limitation, in order to update statistical data or identifying information regarding any new or existing series or subadviser of the Harbor funds, provided that the modifications do not materially change the character or substance of the Materials. Notwithstanding anything to the contrary herein, the Adviser agrees that it will provide copies of any Materials containing the Licensed IP for review by you, from time to time, upon your reasonable request.

The Adviser agrees that it will not edit, excerpt or modify the Licensed IP in any way. The Adviser acknowledges that it will acquire no right, title or interest to the Licensed IP or any of the goodwill associated therewith. The Adviser further agrees that it will be responsible for ensuring that all Materials containing the Licensed IP will comply with applicable laws, rules and regulations. Upon termination of this Agreement for any reason, the Adviser and the Fund agree to promptly (i) cease and cause the Fund to cease all use of the Licensed IP and (ii) take all necessary action to cause the all relevant documentation to be amended to reflect that you no longer serve as sub-investment adviser to the Fund.

[Signatures appear on the following page]

AQR Capital Management, LLC EMBARK CAYMAN FUND I LTD JANUARY 17, 2024

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this Agreement and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this Agreement shall become a binding contract.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

EMBARK CAYMAN FUND I LTD

By:	/s/ Charles D. McCain
Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Kristof Gleich
Kristof Gleich, President

The foregoing Agreement is hereby accepted as of the date thereof.

AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Nicole DonVito
Name: Nicole DonVito
Title: Managing Director and Authorized Signatory